Resignation acknowledgement for 8-K

Robert Early & Company, P.C.
Certified Public Accountants
1733 Fulwiler Road
Abilene, Texas 79603

Securities Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

We have read the statement included in the filing on Form 8-K by KleenAir Systems, Inc. regarding our resignation as their independent accountants. We concur with the statement that our resignation was solely due to changes in our practice.

We are not aware of any disagreements regarding accounting or other matters between our firm and the management of KleenAir Systems, Inc.

Robert Early & Company, P.C.

Date: January 09, 2006	By:	/s/ Robert Early & Company, P.C.
Robert Early & Company, P.C.
Abilene, Texas